Exhibit 4.29

English Translation

EQUITY PLEDGE AGREEMENT

The Equity Pledge Agreement (hereinafter referred to as the “Agreement”) was entered into on July 6, 2015 in Beijing, the People’s Republic of China (“China”):

By and among:

The Pledgor: Beijing Changyou Star Digital Technology Co., Ltd., having its registered address at Room A-1049, 2/F, No.3 Building, No.30 Yard, Shixing Street, Shijingshan District, Beijing;

The Pledgee: Beijing Changyou Gamespace Software Technology Co., Ltd., having its registered address at Room 158, No.1 Building, No.3 Xijing Road, High-tech Park, Badachu, Shijingshan District, Beijing;

The Company: Beijing Guanyou Gamespace Digital Technology Co., Ltd., having its registered address at Room 810, 7/F, No.1 Building, No.18 Yard B, Shijingshan Road, Shijingshan District, Beijing;

(For the purpose of the Agreement, the parties above are referred to each a “Party” and collectively herein as the “Parties”.)

Whereas:

1.	The Pledgee is a wholly foreign-owned enterprise legally established and validly existing under the Chinese laws;

2.	Beijing Guanyou Gamespace Digital Technology Co., Ltd. (the “Guanyou Gamespace” or “the Company”) is a limited liability company legally established and validly existing under the Chinese laws and engaged in internet information services and other value-added telecom business;

3.	The Pledgor, a company legally established and validly existing under the Chinese laws, holds Guanyou Gamespace’s 100% equity as a shareholder of Guanyou Gamespace included in its register of members;

4.	The Pledgee and the Pledgor concluded a Loan Agreement on July 6, 2015, under which, the Pledgee has provided the Pledgor with and the Pledgor has received RMB 10 million (RMB 10,000,000.00) interest-free loan;

5.	The Pledgee and the Pledgor signed a Share Purchase Agreement on July 6, 2015, under which, the Pledgor shall, when permitted by Chinese laws and at the request of the Pledgee, transfer to the Pledgee and / or any other entity or individual designated by the Pledgee the equity held by it in Guanyou Gamespace in whole or in part;

6.	The Pledgee and Guanyou Gamespace concluded a Operation and Maintenance Service Agreement on September 1, 2010, and on September 1, 2010, signed a Technology Development and Application Service Agreement (collectively, “Services Agreements” together with the Operation and Maintenance Service Agreement), under which, Guanyou Gamespace shall pay services fee to the Pledgee under the Services Agreement with respect to the services provided by the Pledgee;

7.	The Pledgee has signed with Guanyou Gamespace and its shareholders a Business Agreement on July 6, 2015 (collectively, the “Master Agreement” together with the Agreement, the Loan Agreement, the Share Purchase Agreement and the Services Agreements);

8.	In order to ensure the performance of the Pledgor’s and Guanyou Gamespace’s obligations under the Master Agreement, the Pledgor is willing to provide a guarantee by all of its equity in Guanyou Gamespace for the Pledgor’s and Guanyou Gamespace’s performance, and give to the Pledgee the primary right to seek payment, and Guanyou Gamespace consents to that equity pledge arrangement.

NOW THEFEFORE, the parties hereby agree as follows to make clear their rights and obligations through friendly negotiations:

1.	Pledge Right and Security Scope

1.1	The Pledgor agrees to pledge all of its equity in Guanyou Gamespace that it legally owns and of which it has the right to dispose to the Pledgee in accordance with the Agreement as a guarantee for the performance of all the obligations under the Master Agreement by the Pledgor and Guanyou Gamespace. Guanyou Gamespace agrees that the Pledgor pledges the relevant equity to the Pledgee in accordance with the Agreement. “Pledge right” refers to the Pledgee’s right to be firstly compensated by the price from discount or auction or sales of the equity pledged by the Pledgor to the Pledgee.

1.2	The security under the Agreement will not be affected in any way due to any changes or alteration to the Master Agreement, and the guarantee hereunder will be still valid for the Pledgor’s and Guanyou Gamespace’s obligations under the Master Agreement as modified. If the Master Agreement is invalid, revoked or annulled, it will not affect the validity of the Agreement. If the Master Agreement for any reason becomes invalid or revoked or annulled, the Pledgee has the right to immediately exercise the pledge right in accordance with Article 11 of the Agreement.

2.	Equity Pledged

2.1	Equity pledged under the Agreement is all shares held by the Pledgor in Guanyou Gamespace and all benefits relating to the equity pledged. Details of the equity pledged are as follows as of the effective date of the Agreement:

Name: Beijing Guanyou Gamespace Digital Technology Co., Ltd.

Registered capital: RMB 10 million (RMB 10,000,000)

Equity Pledged: Guanyou Gamespace’s 100% equity

Contribution: RMB 10 million (RMB 10,000,000.00)

2.2	During the term hereof, the Pledgee will not be liable for any devaluation of the equity pledged unless due to the Pledgee’s intent or gross negligence having a direct causal relationship with the result, and the Pledgor has no recourse right in any form or make any demands upon the Pledgee.

2.3	Without prejudice to Article 2.2 hereof, if the value of the equity pledged has significantly reduced, which may sufficiently harm the Pledgee’s rights, the Pledgee can at any time auction or sell the pledge right on behalf of the Pledgor as its agent, and it shall agree with the Pledgor to use the auction or sales proceeds to early repay the secured obligations or deposit with the notary agency where the Pledgee is located (costs arising therefrom shall be borne by the Pledgee).

2.4	If Guanyou Gamespace or the Pledgor breaches, the Pledgee is entitled to dispose of the pledge according to Article 11 hereof.

2.5	The Pledgor can make additional investment in Guanyou Gamespace with the Pledgee’s prior consent. The additional contribution arising from the Pledgor’s additional investment in Guanyou Gamespace is also the equity pledged and the Pledgor shall promptly handle all the formalities required for the pledge creation in respect of the additional equity, including but not limited to the registration procedures for changes with the administrative department for industry and commerce, etc.

2.6	The Pledgor commits to waive the right to dividends with respect to the equity pledged during the term thereof.

3.	Creation

3.1	The Pledgor undertakes that it will be liable for recording the equity pledge arrangement hereunder into Guanyou Gamespace’s register of members on the date hereof.

3.2	The parties further agree to include in accordance with the terms and conditions of the Agreement the pledge into Guanyou Gamespace’s register of members in a format described in Attachment I hereto, and give the register of members recording the pledge to the Pledgee for custody purpose.

3.3	The Pledgor undertakes to register the creation of the pledge right with the industrial and commercial administrative department where Guanyou Gamespace is registered and Guanyou Gamespace commits to do its utmost to give cooperation for the said equity pledge matters mentioned in this article.

4.	Pledge Term

4.1	The equity pledge under the Agreement will take effect after the parties hereto duly sign the Agreement and the equity pledge has been registered in Guanyou Gamespace’s register of members and will be valid for two (2) years as of the expiration of the performance terms of all liabilities under the Master Agreement (the “Pledge Term”).

4.2	During the pledge term, if the Pledgor or Guanyou Gamespace fails to fulfill its obligations under the Master Agreement, the Pledgee is entitled to dispose of the pledge according to Article 11 hereof.

5.	Custody and Return of the Pledge Certificate

5.1	The Pledgor shall deliver the pledge certificate stated in Article 3 to the Pledgee for custody purpose within three (3) working days as of the date when the above-mentioned pledge is registered in Guanyou Gamespace’s register of members; the Pledgee shall have custody of the pledge documents received.

5.2	If the pledge is released under the Agreement, the Pledgee shall within three (3) working days after the pledge is so released, return the pledge certificate to the Pledgor and provide necessary assistance in handling of the procedures for the pledge discharging.

6.	The Pledgor’s Representations and Warranties

The Pledgor represents and warrants to the Pledgee that, as of the effective date hereof:

6.1	The Pledgor is the only legitimate holder of the equity pledged;

6.2	Except the pledge created for the Pledgee’s interests, the Pledgor does not create any pledge or other rights on the equity;

6.3	The pledge under the Agreement constitutes a primary security interest on equity pledged;

6.4	Guanyou Gamespace’s shareholders have decided to agree on the share pledge hereunder;

6.5	Once valid, the Agreement constitutes legal, valid and binding obligations upon the Pledgor;

6.6	That the Pledgor pledges the equity under the Agreement violates neither the relevant national laws, regulations and other provisions of the government departments, nor any contract or agreements signed by and between the Pledgor and any third party or any commits made to any third party;

6.7	Documents and materials regarding the Agreement provided by the Pledgor to the Pledgee are true, accurate and complete;

6.8	Only with Party A’s written authority, exercise all rights as Guanyou Gamespace’s shareholder as required by Party A.

7.	Guanyou Gamespace’s Representations and Warranties

Guanyou Gamespace represents and warrants to the Pledgee that, as of the effective date hereof:

7.1	Guanyou Gamespace is a limited liability company legally established and validly existing under the Chinese laws with independent legal qualification; it has the full and independent legal status and legal capacity to sign, deliver and perform the Agreement, and may act independently as a party to proceedings;

7.2	All reports, documents and information provided by Guanyou Gamespace to the Pledgee before the commencement of the Agreement, with respect to all matters relating to the equity pledged and as required by the Agreement are true and accurate in all material respects at the time of entry into force of the Agreement;

7.3	All reports, documents and information provided by Guanyou Gamespace to the Pledgee after the commencement of the Agreement, with respect to all matters relating to the equity pledged and as required by the Agreement are true and effective in all material respects at the provision thereof;

7.4	The Agreement, after duly signed by Guanyou Gamespace, constitutes legal, valid and binding obligations upon Guanyou Gamespace;

7.5	Guanyou Gamespace has full power and authority to enter into and deliver the Agreement and other internal one to enter into the documents required in connection with the transaction contemplated hereunder and Guanyou Gamespace has full power and authority to complete the transaction contemplated hereunder;

7.6	In any court or tribunal or in any government agency or administrative agency, there are no pending or threatening litigations, legal proceedings or requests to the knowledge of Guanyou Gamespace against Guanyou Gamespace or its assets (including but not limited to equity pledged), which will have significant or adverse effects on Changyou Age’s financial situation or the Pledgor’s ability to perform the obligations and the warranty liability hereof.

7.7	Guanyou Gamespace agrees to be severally liable to the Pledgee for the representations and warranties made in Article 6.1, Article 6.2, Article 6.3, Article 6.4 and Article 6.6 hereof;

7.8	Guanyou Gamespace hereby undertakes to the Pledgee that the above representations and warranties are true and accurate, and will be fully complied with at any time and in any case before all contractual obligations are performed in full or the secured obligations are completely repaid.

8.	The Pledgor’s Undertakings

8.1	During the term of the Agreement, the Pledgor undertakes to the Pledgee for the Pledgee’s interests that, the Pledgor will:

(1)	The equity pledge hereunder shall be registered in administrative department for industry and commerce under the Agreement;

(2)	Without the Pledgee’s prior written consent, shall not transfer the ownership, create or permit any pledge that may affect any of the Pledgee’s rights and interests;

(3)	Abide by and implement all relevant laws and regulations on pledge right, and upon receipt of the notices, instructions or advices sent or formulated by the relevant competent authority on the pledge right, present within five (5) days the above notices, instructions or advices to the Pledgee and at the same time abide by the same or raise objections and statements with respect to above matters at the Pledgee’s reasonable request or with the Pledgee’s consent;

(4)	Promptly notify the Pledgee of any events that may have an impact on the Pledgor’s rights of the equity or any portion thereof or any notices received, as well as of any changes to any undertakings or obligations hereunder or any events that may have an impact or any notices received.

8.2	The Pledgor commits that, the Pledgee’s exercise of its rights under the Agreement shall not be interrupted or jeopardized by the Pledgor or its heirs or principal or any other persons through legal process.

8.3	The Pledgor commits to the Pledgee that, to protect or improve the guarantee provided by the Agreement for the obligations of the Pledgor and Guanyou Gamespace under the Master Agreement, the Pledgor signs in faith and causes other interested parties to sign all certificates or contracts as required by the Pledgee and / or performs and causes other interested parties to fulfill the acts as required by the Pledgee, and facilitates the exercise of the rights and authorizations empowered by the Agreement to the Pledgee.

8.4	The Pledgor undertakes to the Pledgee to sign all relevant change documents regarding ownership certificate (if applicable and necessary) with the Pledgee or its designated person (natural person / legal entity), and within a reasonable period, provide the Pledgee with all relevant notice, orders and decisions in connection with the pledge right it deems necessary.

8.5	The Pledgor undertakes to the Pledgee, in the interests of the Pledgee, the Pledgor will abide by and perform all guarantees, promises, agreements, representations and conditions. Otherwise, the Pledgor shall compensate the Pledgee for all the losses thus incurred.

9.	Guanyou Gamespace’s Undertakings

During the term of the Agreement, Guanyou Gamespace undertakes to the Pledgee for the Pledgee’s interests that:

9.1	If any third party’s consent, permit, waiver or authorization or any government agency’s approval, license, or exemption or registration or filing formality with any government agency is required for the signing and performance of the Agreement and equity pledged hereunder, Guanyou Gamespace will try to assist in obtaining the same and make the same effective in full within the term of the Agreement;

9.2	Without the Pledgee’s prior consent, Guanyou Gamespace will not assist or allow the Pledgor to create any new pledge or other security benefits on the equity pledged;

9.3	Without the Pledgee’s prior written consent, Guanyou Gamespace will not assist or allow the Pledgor to transfer the equity pledged;

9.4	When there are any legal proceedings, arbitrations or other requests, which may have adverse effects on the benefits of the company, the equity pledged or the Pledgee in the transaction agreements or the Agreement, Guanyou Gamespace undertakes to as soon as possible and timely notify the Pledgee in writing and, as reasonably required by the Pledgee, take all necessary measures to ensure the Pledgee’s interests in the equity pledged;

9.5	Guanyou Gamespace will provide the Pledgee with its financial statements for the prior quarter in calendar within the first month of each quarter in calendar, including but not limited to the balance sheet, income statement and cash flow statement;

9.6	Guanyou Gamespace undertakes to, as reasonably required by the Pledgee, take all necessary measures and sign all necessary documents (including but not limited to, the supplementary agreement to the Agreement) to ensure the exercise of the Pledgee’s interests in the equity pledged and those rights;

9.7	If the exercise of the pledge right under the Agreement causes the transfer of any equity pledged, Guanyou Gamespace undertakes to take all measures to realize such transfer.

10.	Breach and Liability for Breach

10.1	The following matters are considered as breach:

(1)	The Pledgor or Guanyou Gamespace fails to fulfill its obligations under the Master Agreement, including but not limited to those under the Loan Agreement;

(2)	Any representations, undertakings or warranties made by the Pledgor in Articles 5 and 6 are materially misleading or wrong; the Pledgor violates any other terms hereof;

(3)	The Pledgor abandons the equity pledged or transfers the same without the Pledgee’s written consent;

(4)	(i) due to breach, the Pledgor’s external borrowings, guarantees, indemnities, commitments or other debt obligations are required to be repaid or performed in advance; or (ii) Party B’s external borrowings, guarantees, indemnities, commitments or other debt obligations cannot be repaid or performed on schedule when they fall due, making the Pledgee believe that the Pledgor’s ability to fulfill the obligations under the Agreement has been affected;

(5)	Guanyou Gamespace cannot repay general debts or other liabilities;

(6)	Reasons other than Force Majeure render the Agreement illegal or the Pledgor cannot continue fulfilling its obligations under the Agreement;

(7)	The property owned by the Pledgor suffers from unfavorable changes, making the Pledgee believe that the Pledgor’s ability to fulfill the obligations under the Agreement has been affected;

(8)	Guanyou Gamespace’s heir or agent only partially performs or refuse to perform the payment obligations under the Master Agreement;

(9)	Any breach arising from the Pledgor’s acts or omissions of violating other provisions hereof;

(10)	The Agreement is held illegal under any applicable laws or leads the Pledgor cannot continue fulfilling its obligations under the Agreement; and

(11)	The governments’ approval, permission or authorization making the Agreement enforceable, legitimate and effective is revoked, terminated, void or substantially modified.

10.2	The Pledgor shall immediately notify the Pledgee in writing after it is aware of or finds any of the matters referred to in Article 10.1 or the events may leading to the above matters.

10.3	Unless the breach listed in Article 10.1 has been satisfactorily resolved to the Pledgee’s satisfaction, the Pledgee may send breach notice to the Pledgee when the Pledgor breaches or at any time after the breach, requiring the Pledgor to immediately pay the debts under the Master Agreement or other payables or dispose of the pledge right according to Article 11 of the Agreement.

10.4	Notwithstanding the other provisions of the Agreement, the provisions of this Article 10 shall survive the termination of the Agreement.

11.	Exercise

11.1	Before the obligations under the Master Agreement are fully fulfilled, without the Pledgee’s written consent, the Pledgor shall not transfer the pledged shares.

11.2	In the event of any breach stated in Article 10, the Pledgee shall issue breach notice to the Pledgor when exercising the pledge right. The Pledgee may dispose of the pledge right at the same time as the delivery of the breach notice under Article 10.3 or at any time after the breach notice is sent.

11.3	The Pledgee has the right to sell or otherwise dispose of the shares pledged under the Agreement in accordance with legal procedures. If the Pledgee decides to exercise the pledge right, the Pledgor undertakes to transfer all its shareholders’ right to the Pledgee. Moreover, the Pledgee is entitled to be firstly compensated by the price from discount or auction or sales of the equity pledged hereunder in whole or in part under legal procedures.

11.4	When the Pledgee disposes of the pledge right under the Agreement, the Pledgor may not create any obstacles, and shall give necessary assistance to enable the Pledgee to exercise its pledge right.

12.	Transfer

12.1	Unless with the Pledgee’s prior written consent, the Pledgor is not entitled to give as a gift or transfer its rights and obligations hereunder. If the Pledgor is bankrupt, liquidated or closed or enters into similar legal procedures, the Pledgor agrees to immediately transfer its rights and obligations under the Agreement to a person designated by the Pledgee.

12.2	The Agreement is binding upon the Pledgor and its successor or inheritor, and valid for the Pledgee and its successors, heirs or permitted assignees.

12.3	The Pledgee can transfer at any time all or any of its rights and obligations under the Master Agreement to the person it designates (natural person / legal entity) to the extent of permitted by law, in which case, the assignee shall enjoy and assume the Pledgee’s rights and obligations thereunder, as if it were a party thereto. When the Pledgee transfers its rights and obligations under the Master Agreement, it is only required to send a written notice to the Pledgor and the Pledgor shall sign agreements and / or files related to the transfer at request of the Pledgee.

12.4	Where the Pledgee changes due to transfer, the new parties shall sign a new share pledge agreement in substance substantially consistent with the Agreement.

13.	Effectiveness and Termination

13.1	The Agreement will take effect when signed by the parties.

13.2	When permits, the parties will endeavor to handle and promote the registration of the pledge under the Agreement with the industrial and commercial administrative department where Guanyou Gamespace is registered, but the parties at the same time confirm, the registration of the pledge hereunder will have no impact on the effectiveness hereof.

13.3	The Agreement will terminate after the debts under the Loan Agreement and the services fee under the Services Agreements and the Pledgor no longer bear any obligations under the Loan Agreement and Guanyou Gamespace, those under the Services Agreements; and the Pledgee shall cancel or revoke the Agreement as soon as reasonably practicable.

13.4	Pledge revocation shall be accordingly recorded in Guanyou Gamespace’s register of members and deregistration procedures are required with the industrial and commercial administrative department where Guanyou Gamespace is registered in accordance with the law.

14.	Bank Charges and Others

14.1	All costs and actual expenses relating to the Agreement, including but not limited to legal fees, cost of production, stamp duty and any other taxes as well as fees, shall be borne by the Pledgor. If according to the laws, the related taxes shall be paid by the Pledgee, the Pledgor shall compensate in full the Pledgee for the taxes paid.

14.2	In the event that the Pledgor fails to pay any taxes or fees under the Agreement, or for other reasons, making the Pledgee take any recourse way or manner, the Pledgor shall bear all costs arising therefrom (including but not limited to various taxes, bank charges, management fees, legal costs, legal fees and premiums etc. for disposal of the pledge right).

15.	Force Majeure

15.1	“Force Majeure” refers to any events beyond the reasonable control of one party and inevitable even with the reasonable care of the affected party, including but not limited to, governmental action, the forces of nature, fire, explosion, storm, flood, earthquake, tidal, lightning or war. However, lack of credit, funds or financing shall not be deemed as matters beyond the reasonable control of a party. The affected party shall immediately notify the other party of the matters for which liability is exempted.

15.2	When the performance of the Agreement is delayed or hindered due to the aforementioned force majeure, the affected party will not be liable to the extent of delay or hindrance. The affected party shall take appropriate measures to reduce or eliminate the effects of Force Majeure and seek for resuming the performance of obligations delayed or impeded due to Force Majeure. Once the Force Majeure eliminates, the parties agree to resume the performance of the Agreement with the maximum efforts.

16.	Confidentiality

16.1	The parties acknowledge and confirm that the oral or written information exchanged with respect to the Agreement are confidential. The parties shall keep all such information confidential, and without the prior written consent of other party, they will not disclose any information to any third party, however, except the following information:

(a)	Known by or will be known by the public (but not disclosed to the public by the receiving party without authorization);

(b)	As required to be disclosed by applicable laws or rules or regulations of the securities exchange; or

(c)	If any one party is required to disclose any information to its legal or financial advisor for the transactions contemplated hereunder, the said legal or financial advisers shall also be subject to the confidentiality similar to this clause. Breach of confidentiality by either party’s staff or the agency hired by that party will be deemed as that by that party, which shall therefore be liable for breach. The present term will survive the invalidity, revocation, termination or inoperability of the Agreement for any reason.

16.2	A party shall return, destroy or otherwise dispose of all files, materials or software containing the Confidential Information at the request of the other party and stop using such confidential information after the termination hereof.

16.3	Notwithstanding the other provisions of the Agreement, Article 16 shall survive the suspension and termination of the Agreement.

17.	Applicable Laws and Disputes Resolution

17.1	Conclusion, validity, execution, changes, interpretation, termination and disputes resolution of the Agreement shall be governed by the laws of China.

17.2	All the disputes arising from or in relation to the Agreement, if any, shall be amicably settled by the parties through amicable negotiations.

17.3	Where an agreement fails to be concluded within thirty (30) days after one party requests to settle the disputes through negotiation, either party agrees to submit the said disputes to Beijing Arbitration Commission for arbitration under its arbitration rules then in force in Beijing. The arbitral award is final and binding on all parties. All parties agree to be submitted and subject to the arbitral award. When any dispute occurs and any dispute is under arbitration, except the matter in question, the parties may still exercise other rights under the Agreement and perform other obligations hereunder.

18.	Notices

Any notices or other communication sent by either party under the Agreement shall be made in writing, and sent to the following address or other address specified by the other party from time to time by personal delivery, letter or by facsimile. The notices shall be deemed served: (a) on the delivery date under personal delivery; (b) for a notice sent by letter, on the seventh (7) day after registered airmail (postage prepaid) is sent (marked on the postmark); or the fourth (4) day after being sent to the internationally recognized delivery service; and (c) if sent by fax, on the receipt time shown on the transmission confirmation printed by the sender.

The Pledgee: Beijing Changyou Gamespace Software Technology Co., Ltd.

Address: B Changyou Building, No.65 East Bajiao Street, Shijingshan District, Beijing

The Pledgor: Beijing Changyou Star Digital Technology Co., Ltd.

Address: B Changyou Building, No.65 East Bajiao Street, Shijingshan District, Beijing

The Company: Beijing Guanyou Gamespace Digital Technology Co., Ltd.

Address: Room 810, 7/F, No.1 Building, No.18 Yard B, Shijingshan Road, Shijingshan District, Beijing

19.	Miscellaneous

19.1	Titles of the Agreement are solely inserted for convenience and may not be used to for explanation or interpretation or in other ways affect the meanings of the provisions of the Agreement.

19.2	The parties hereto acknowledge that, once valid, the Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and supersedes all previous oral or/and written ones reached by and among the parties before the Agreement.

19.3	The Agreement is binding upon the parties hereto and their respective heirs, successors and permitted transferees, and inures to their benefits.

19.4	Any rights, powers and remedies empowered by any provision of the Agreement to the parties do not exclude any other rights, powers or remedies available to that party under the law and other provisions hereof and a party’s exercise of its rights, powers and remedies does not exclude its exercise of other rights, powers and remedies available to it.

19.5	Any one party’s failure to exercise or timely exercise the rights, power and remedy under the Agreement or available by law may not be considered as a waiver of those rights and will not affect that party’s exercise of those rights in other means in the future nor exercise of other rights of that party.

19.6	If any provision of the Agreement is held void, invalid, or unenforceable by any court of competent jurisdiction or arbitration agency, such provision may not affect or impair the validity or enforceability of the remaining provisions. However, the parties hereto shall cease performance of the void, invalid and unenforceable provisions, and only make them valid and enforceable within the scope the closest to their original intention.

19.7	For matters uncovered herein, the parties shall otherwise decide the same through friendly negotiations. The parties shall set down any changes and amendments to the Agreement in a written agreement. The duly signed modification agreements and supplementary agreements with respect to the Agreement constitute an integral part hereof and bear the same legal effect as the Agreement.

19.8	The Agreement is made in five (5) copies of the same legal effect. Each party respectively hold one (1) copy and others for equity pledge registrar for handling of equity pledge procedures.

THEREFORE, the parties sign or cause their legal representatives or authorized representatives to sign the Agreement as of the date first written above.

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[Signature Page]

Pledgee: Beijing Changyou Star Digital Technology Co., Ltd. (Seal)

Signature:

Pledgor: Beijing Changyou Gamespace Software Technology Co., Ltd. (Seal)

Signature:

Company: Beijing Guanyou Gamespace Digital Technology Co., Ltd. (seal)

Signature: